Exhibit 16.2

March 6, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated March 6, 2013, of Webster Financial Corporation and are in agreement with the statements contained in the paragraphs 2, 3, and 4 listed under “Change in Registrant’s Certifying Accountant” on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP